                                                                      EXHIBIT 99

                             COMPANY PRESS RELEASE

WEST COVINA, Calif., April 10 /PRNewswire/ -- At its meeting on April 6, 1998, the Board of Directors of Southwest Water Company (Nasdaq: SWWC-news) adopted a
                                                           ---- ----
shareholder rights plan. The purpose of the Rights Plan is to encourage anyone seeking to acquire the company to negotiate with the Board prior to attempting a takeover.

The Rights Plan is not being adopted in response to any specific takeover proposal. Rather, the Board determined to adopt the Rights Plan now to protect shareholder interests in the future. The Rights Plan is not intended to prevent a takeover, nor to prevent substantial investment in the Company on terms that are fair to all shareholders. Instead, it is designed to guard against partial tender offers, open market accumulations and other abusive tactics that might result in an acquirer gaining control of the Company without paying all shareholders a control premium.

In connection with the adoption of the Rights Plan, the Board declared a dividend distribution of one Preferred Share Purchase Right for each outstanding share of Southwest Water common stock. The Rights will be distributed to shareholders of record on April 27, 1998. When and if they were to become exercisable, each Right would entitle the holder to purchase from the Company one one-hundredth (1/100) of a share of Series B Junior Participating Preferred stock, par value of $.01, at an exercise price of $65. Generally, each one one-hundredth share of this Preferred stock will have the same economic and voting rights as one share of common stock.

Initially, no separate Rights certificate will be issued as the Rights are attached to and trade with the common stock as a single unit. Subject to limited exceptions, the Rights will separate from the common stock and become exercisable if a person or group acquires (an Acquiring Person) 15 percent or more of the Company's common stock or if a potential Acquiring Person were to announce a tender offer for 15 percent or more of the common stock.

When there is an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares having a market value at that time of twice the Right's exercise price. Rights held by an Acquiring Person will become void and cannot be used to purchase shares at the bargain purchase price.

Prior to exercise (which cannot occur until there is an Acquiring Person), the Right by itself has no voting or other shareholder rights. The Rights have a ten-year life, expiring on April 6, 2008. The Board may redeem the Rights at a price of $.01 per right at any time before there is an Acquiring Person.

At this time, there is no need for shareholders to make any decisions or take any action regarding the Rights, nor exchange their common share certificates. The Rights are not currently exercisable and will not be unless there is an Acquiring Person.

The Southwest Water Board of Directors adopted the shareholder Rights Plan to ensure that all shareholders can realize the long-term value of their investment in the Company. Specific information regarding the Rights Plan will be filed with the Securities and Exchange Commission.

Southwest Water Company operates and manages water supply and wastewater treatment systems, some of which are owned by the company and are regulated public utilities. The remainder, owned by cities, utility districts and private companies, are operated and managed by Southwest Water under contract. More than 40 communities depend on the company for high-quality water and wastewater services.